Exhibit 5.1


                          CARTER LEDYARD & MILBURN LLP

                               COUNSELORS AT LAW

                                 2 WALL STREET
570 LEXINGTON AVENUE        NEW YORK, NY 10005-2072       1401 EYE STREET, N.W.
 NEW YORK, NY 10022                    o                   WASHINGTON, DC 20005
   (212) 371-2720             Tel (212) 732-3200              (202) 898-1515
                              Fax (212) 732-3232



                                  June 26, 2007



Limco-Piedmont Inc.
5304 S. Lawton Ave.
Tulsa, Oklahoma  74107


                    Re:  Limco-Piedmont Inc.
                         Registration Statement on Form S-1
                         ----------------------------------

Ladies and Gentlemen:

         We have served as counsel to Limco-Piedmont Inc. (the "COMPANY") in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-142157) (as such has been and may thereafter be amended or supplemented, the "REGISTRATION STATEMENT"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Registration Statement relates to the offering of up to 4,600,000 shares of the Company's common stock, $0.01 par value per share, (the "COMMON STOCK"), which includes up to 3,900,000 shares of Common Stock to be offered by the Company, up to 700,000 shares of Common Stock to be offered by the selling shareholder of the Company (the "SELLING SHAREHOLDER"), including 600,000 shares of Common Stock that may be sold by the Company and the Selling Shareholder pursuant to the over-allotment option granted to the underwriters of the offering.

         We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

         We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of

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Limco-Piedmont Inc.                                                          -2-


officers and other representatives of the Company. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

         We express no opinion as to matters of law in jurisdictions other than the State of New York, the State of Delaware and the United States.

         Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that (i) the shares of Common Stock to be sold by the Company, when issued in accordance with the Registration Statement, will be duly and legally issued, fully paid and non-assessable and that (ii) the portion of the shares of Common Stock to be sold by the selling shareholder pursuant to the Registration Statement are duly and legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement and the prospectus.

                                            Very truly yours,



                                           /s/ Carter Ledyard & Milburn LLP
                                           Carter Ledyard & Milburn LLP